Independent Auditors' Consent
                          -----------------------------



The Board of Directors

Ladish Co., Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-53889) of Ladish Co., Inc. (the "Company") of our report dated January 23, 2003, except as to note 11, which is as of March 19, 2003, with respect to the consolidated balance sheets of the Company as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report is incorporated by reference in the December 31, 2002 annual report on Form 10-K of the Company.

Our report refers to the Company's adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."


/s/ KPMG LLP

Milwaukee, Wisconsin
March 24, 2003


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